EXHIBIT 10.3

January 2, 2002

Randy Acres

163 Altura Vista

Los Gatos, CA 95030

Dear Randy:

This letter sets forth the terms and conditions of our agreement (the “Agreement”) regarding your resignation of employment with First Virtual Communications, Inc. (the “Company”).  The Agreement shall become effective on the day this Agreement is signed by you (the “Effective Date”).  You and the Company hereby agree as follows:

1.             RESIGNATION.  The Company accepts your resignation as Vice President, Finance and Chief Financial Officer of the Company as of January 2, 2002 (the “Separation Date”).

2.             ACCRUED SALARY AND VACATION.  You agree and acknowledge that the Company has paid you all accrued salary, and all accrued and unused vacation benefits earned through the Separation Date, if any, subject to standard payroll deductions, withholding taxes and other obligations.  You are entitled to this payment regardless of whether or not you sign this Agreement.

3.             EXPENSE REIMBURSEMENT.  Within ten (10) business days of the Effective Date, you agree that you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred prior to and including the Separation Date, if any, for which you seek reimbursement.  The Company shall reimburse your expenses pursuant to Company policy and regular business practice.

4.             SEVERANCE.  Although the Company has no policy or procedure for providing severance benefits, in exchange for the promises and covenants set forth herein, the Company agrees to make severance payments to you in the form of continuation of your base salary in effect on the Separation Date for a period of twelve (12) weeks following the Effective Date of this Agreement.  These payments will be made on the Company’s ordinary payroll dates, and will be subject to standard payroll deductions and withholdings. In addition the Company agrees that you may have your existing IBM ThinkPad computer and Nokia mobile telephone.

5.             INSURANCE BENEFITS.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your health insurance benefits at your own expense after March 31, 2002.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  You will be provided with a separate notice of your COBRA rights.

6.             DEBT  RE-PAYMENT SCHEDULE. Pursuant to two Secured Promissory Notes dated May 31, 2000 and November 10, 2000 (the “Promissory Notes”), the Company has loaned you the total sum of $300,000 in connection with your purchase of the real property located at 163 Altura Vista, Los Gatos, California (the “Property”).  The Promissory Notes are secured by that property.  Accordingly, upon your execution of this Agreement, you acknowledge and re-affirm your obligation to re-pay $300,000 and the fact that this loan is secured by the Property.  In exchange for the consideration described in this agreement you agree that paragraph 2 of the Promissory Notes is hereby amended to provide for the following re-payment terms, and that you will re-pay the note according to the following schedule: payment of all sums due under the capital Promissory capital notes on or before June 30, 2002.  All other terms of the Promissory Notes shall remain in full force and effect.  In the event you sell the Property, the entire outstanding balance shall be due and payable immediately.

7.             OTHER COMPENSATION AND BENEFITS.  Except as expressly provided herein, you acknowledge and agree that you are not entitled to and will not receive any additional compensation, severance, stock options, stock or benefits from the Company.  You agree and understand that all vesting under any stock compensation award (e.g., incentive stock option, nonqualified stock option, stock purchase agreement, or restricted stock bonus agreement) from the Company shall cease upon the Separation Date.  Any and all rights that you may have in any Employee Stock Purchase Plan or Stock Option Plan are determined in accordance with the provisions of the applicable plan and any agreements signed by you.

8.             TRANSITION SERVICES.  In exchange for the consideration provided herein, you agree that for a period of two weeks, through close of business January 16, 2002, you will be on call and available at the Company’s reasonable request to provide transition services in the form of status reports, information, and other reasonable services regarding pending projects and issues.

9.             COMPANY PROPERTY.  Upon the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property in your possession or your control, including, but not limited to, Company files, business plans, notes, samples, sales notebooks, drawings, specifications, calculations, sequences, data, computer-recorded information, tangible property, including, but not limited to, cellular phones, computers, credit cards, entry cards, keys and any other materials of any nature pertaining to your work with the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any proprietary or confidential material of the Company.

10.          PROPRIETARY INFORMATION OBLIGATIONS.  You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

11.          NON-DISPARAGEMENT.  You agree that you will not at any time disparage the Company, or its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you shall respond accurately and fully to any questions, inquiry or request for information when required by legal process.

12.          CONFIDENTIALITY AND PUBLICITY.  The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement, in confidence, to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

13.          RELEASE OF CLAIMS.  In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act (as amended).

14.          SECTION 1542 WAIVER.  In giving this release, which includes claims which may be unknown to you at present, you hereby acknowledge that you have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You hereby expressly waive and relinquish all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

15.          NO ADMISSIONS.  The parties hereto hereby acknowledge that this is a compromise of various matters, and that the promised payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person whomsoever.

16.          ENTIRE AGREEMENT.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire Agreement between you and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein.  It may not be modified except in a writing signed by you and a duly authorized officer of the Company.  Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

17.          SUCCESSORS AND ASSIGNS.  This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

18.          APPLICABLE LAW.  This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

19.          ATTORNEYS’ FEES.  In the event of any litigation arising out of or relating to this Agreement, its breach or enforcement, including an action for declaratory relief, the prevailing party in such action or proceeding shall be entitled to receive his or its damages, court costs, and all out-of-pocket expenses, including attorneys’ fees.  Such recovery shall include court costs, out-of-pocket expenses, and attorneys’ fees on appeal, if any.

20.          SEVERABILITY.  If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired.  Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

21.          INDEMNIFICATION.  Each party will indemnify and save harmless each other party hereto from any loss incurred directly or indirectly by reason of the falsity or inaccuracy of any representation made herein.

22.          AUTHORIZATION.  Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein and, further, that you are fully entitled and duly authorized to give your complete and final general release and discharge.

23.          COUNTERPARTS.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

24.          SECTION HEADINGS.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Intentionally Left Blank]

Please confirm your assent to the foregoing terms and conditions of our Agreement by signing and returning a copy of this letter to me on or before January 8, 2002.

Sincerely,

FIRST VIRTUAL COMMUNICATIONS, INC.

/s/ Killko Caballero
Killko Caballero
President and Chief Executive Officer

Attachments:

Exhibit A — Proprietary Information and Inventions Agreement

HAVING READ AND REVIEWED THE FOREGOING, I HEREBY AGREE TO AND ACCEPT THE TERMS AND CONDITIONS OF THIS AGREEMENT AS STATED ABOVE.

Dated: January 2, 2002	/s/ Randy Acres
RANDY ACRES

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

FIRST VIRTUAL COMMUNICATIONS, INC.

EMPLOYEE PROPRIETARY INFORMATION,

INVENTIONS, AND NON-COMPETITION AGREEMENT

In consideration of my employment or continued employment by First Virtual Communications, Inc. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.             Nondisclosure.

1.1      Recognition of Company’s Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.  I have been informed and acknowledge that the unauthorized taking of the Company’s trade secrets may subject me to civil and/or criminal penalties.

1.2      Proprietary Information.  The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, subject to the restrictions set forth in Sections 5 or 6 herein, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3      Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4      No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  It is understood that the foregoing restriction does not apply to CUseeMe Networks (the Company’s predecessor-in-interest).  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or its predecessor-in-interest.

2.             Assignment of Inventions.

2.1      Proprietary Rights.  The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights or “moral rights” throughout the world.  “Moral rights” refers to any rights to claim authorship of an Invention or to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

2.2      Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3      Assignment of Inventions.  Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4      Unassigned Inventions.  I recognize that this Agreement will not be deemed to require assignment of any invention that was developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by me for the Company.

2.5      Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement.

2.6      Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7      Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to

United States Copyright Act (17 U.S.C., Section 101).

2.8      Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.                        Records.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.             Duty of Loyalty During Employment.  I understand that my employment with the Company requires my full attention and effort.  I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity other than for the Company, including but not limited to employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.

5.             No Solicitation of Employees, Consultants, Contractors or Customers. I agree that for the period of my employment by the Company and for one (1) year after the date my employment by the Company ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, either directly or through others, (i) solicit or attempt to solicit any employee of the Company to end his or her relationship with the Company; and (ii) solicit any consultant, contractor, or customer of the Company, with whom I had contact or whose identity I learned as a result of my employment with the Company to diminish or materially alter his, her or its relationship with the Company.

                The parties agree that for purposes of this Agreement, a customer is any person or entity to which the Company has provided goods or services at any time during the period commencing six (6) months prior to my employment with the Company and ending on the date my employment with the Company ends.

6.             Non-Compete Provision.  I agree that for the period of my employment with the Company, and for the period of one (1) year after the later of (1) the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company; or (2) the date a court of competent jurisdiction enters an order enforcing this provision, I will not provide services, similar to those I provided to the Company, to any person or entity in competition (as defined below) with the Company within any state, province, or similar political unit in which the Company has or solicits employees, consultants, contractors, or customers; or provides or solicits products or services.  The parties acknowledge that the Company provides or solicits products and services, and has or solicits employees, consultants, contractors and customers, through the Internet and wireless technology, and that the scope of this provision is therefore co-extensive with the scope of the Company’s business through the Internet and wireless technology.  The parties agree that the geographic scope of the noncompete is reasonable in light of the geographically broad scope of doing business through the Internet and wireless technology.  I acknowledge that this non-compete provision is limited to the types of activities and services I provided in my employment with the Company.

At the present time, the Company engages in the business of providing broad band video networking for the Internet.  The Company’s products enable end-to-end video in a wide range of room and desktop environments.  The Company designs, manufactures and supports a complete video networking product family that includes Internet access devices, adapters, gateways and video storage servers and therefore entities and individuals which provide similar products or services are defined as in competition with the Company. The parties understand that the scope and nature of my activities and services, and the Company’s business, products or services, may change as the Company develops. The parties agree that the scope of this provision will change to cover any changes in my activities or services, as well as any changes in the Company’s business, products or services, during my employment.

7.             No Conflicting Agreement or Obligation.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of any kind made prior to my employment by the Company, including agreements or obligations I may have with prior employers or entities for which I have provided services.  I have not entered into, and I agree I will not enter into, any agreement or obligation either written or oral in conflict herewith.

8.             Return of Company Documents.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

9.             Legal and Equitable Remedies. I recognize that in the course of employment with the Company, I will have access to Proprietary Information, to Third Party Information, and to employees, consultants, contractors, clients, and customers of the Company.  I also recognize that the services I will be employed to provide are personal and unique.  I understand that because of this the Company may sustain irreparable injury if I violate this Agreement. In order to limit or prevent such irreparable injury, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

10.          Notices.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

11.          Notification of New Employer.  In the event that I leave the employ of the Company, I authorize the Company to provide notice of my rights and obligations under this Agreement to my subsequent employer and to any other entity or person to whom I provide services.

12.          General Provisions.

12.1    Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of New Hampshire, as such laws are applied to agreements entered into and to be performed entirely within New Hampshire between New Hampshire residents.  I hereby expressly consent to the personal jurisdiction of the state and federal courts for _____________________ County, New Hampshire in any lawsuit filed there against me by Company arising from or related to this Agreement.

12.2    Severability.  In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

12.3    Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

12.4    Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

12.5    Employment At-Will.  I agree and understand that I am employed at-will, and that nothing in this Agreement shall change this at-will status or confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

12.6    Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.7    Entire Agreement.  The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us and any prior agreement between you and the Company or its predecessor-in-interest with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.  This Agreement shall be deemed effective as of the first day of my employment with the Company, namely:  ________, 2001.

                I have read this agreement carefully and understand its terms.  I have completely filled out Exhibit A to this Agreement.

Dated:

(Signature)

(Printed Name)

Accepted and Agreed To:

First Virtual Communications, Inc.

By:

Title:

(Address)

Dated

Exhibit A

Previous Inventions

TO:                  First Virtual Communications, Inc.

FROM:

DATE:

SUBJECT:      Previous Inventions

1.             Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by First Virtual Communications, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

             ☐         No inventions or improvements.

             ☐         See below:

☐         Additional sheets attached.

2.             Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐         Additional sheets attached.